Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion of our report dated March 30, 2006, accompanying the consolidated financial statements of Opinion Research Corporation and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended, in this Current Report on Form 8-K/A of InfoUSA, Inc. to be filed on February 13, 2007.
/s/ Grant Thornton LLP
Philadelphia, PA
February 9, 2007